Exhibit 21


                                   SUBSIDIARIES

The following is a list of the Company's consolidated subsidiaries as of December 31, 1998:

                                              State or             Percent of
                                             Country of        Voting Securities
          Subsidiary                        Organization            Owned
          ----------                        ------------       -----------------
The Beard Company(1)                         Oklahoma             Registrant
Beard Leasing Company                        Delaware                 80%
Beard Mining, L.L.C.                         Oklahoma                100%
Beard Oil Company                            Delaware                100%
Beard Oilfield Service and Supply Co.(2)     Oklahoma                100%
Beard Sino-American Resources Co., Inc.      Oklahoma                100%
Beard Technologies, Inc.                     Oklahoma                100%
Carbonic Reserves(2)                         Nevada                  100%
Interstate Travel Facilities, Inc.           Oklahoma                 80%
ISITOP, Inc.                                 Oklahoma                 80%
ITS-TESTCO, L.L.C.                           Oklahoma                 50%
Reid Supply Company(2)                       Nevada                  100%
The Oaks Venture, Inc.                       Oklahoma                100%
TESTCO INC de MEXICO, S.A. de C.V.           Mexico                   50%
________________

     (1) The consolidated financial statements of the Company include accounts of Registrant and the subsidiaries controlled by the Registrant.

     (2) Inactive subsidiary.

     (3) Excludes 80%-owned Cibola Corporation. Registrant does not have financial control of this subisdiary.